EXHIBIT 10(E)

Restricted Stock Award

This certifies that

is granted a Restricted Stock Award for **                    * shares of Common Stock,

no par value, of Darden Restaurants, Inc., a Florida corporation.

Employee Number:

Grant Date:

Expiration Date of Restricted Period:

Awarded (subject to forfeiture) subject to the RARE Hospitality International, Inc. Amended and Restated 2002 Long Term Incentive Plan	[Yes/No	]

This Restricted Stock Award is governed by, and subject in all respects to, the terms and conditions of the

Restricted Stock Award Agreement, a copy of which is attached to and made a part of this document, and the

RARE Hospitality International, Inc. Amended and Restated 2002 Long Term Incentive Plan, a copy of which is available upon request. This Award Certificate has been duly executed, by manual or facsimile signature, on behalf of Darden Restaurants, Inc.

Chairman of the Board Chief Executive Officer	DARDEN RESTAURANTS, INC.	Senior Vice President General Counsel and Secretary

RARE HOSPITALITY INTERNATIONAL, INC.

AMENDED AND RESTATED 2002 LONG TERM INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement is between Darden Restaurants, Inc., a Florida corporation (the “Company”), and you, the person named in the attached Award Certificate who is an employee of the Company or one of its Affiliates. This Agreement is effective as of the date of grant set forth in the attached Award Certificate (the “Grant Date”).

The Company wishes to award to you a number of shares of the Company’s Common Stock, no par value (the “Common Stock”), subject to certain restrictions as provided in this Agreement, in order to carry out the purpose of the RARE Hospitality International, Inc. Amended and Restated 2002 Long Term Incentive Plan (the “Plan”).

Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:

1. Award of Restricted Stock.

The Company hereby grants to you, effective as of the Grant Date, an Award of Restricted Stock for that number of shares of Common Stock set forth in the attached Award Certificate (the “Shares”), on the terms and conditions set forth in this Agreement and the Award Certificate and in accordance with the terms of the Plan.

2. Rights with Respect to the Shares.

With respect to the Shares, you shall be entitled to exercise the rights of a shareholder of Common Stock of the Company, including the right to vote the Shares and the right to receive cash dividends thereon as provided in Section 9(c) of this Agreement, unless and until the Shares are forfeited pursuant to Sections 5 or 7 hereof. Your rights with respect to the Shares shall remain forfeitable at all times prior to the date or dates on which such rights become vested, and the restrictions with respect to the Shares lapse, in accordance with Section 3, 4 or 5 hereof.

3. Vesting.

Subject to the terms and conditions of this Agreement, the Shares shall vest, and the restrictions with respect to the Shares shall lapse, on the date or dates and in the amount or amounts set forth in the attached Award Certificate if you remain continuously employed by the Company or an Affiliate of the Company until the respective vesting dates.

4. Change of Control.

Notwithstanding the vesting provisions contained in Section 3 above, but subject to the other terms and conditions in this Agreement, upon the occurrence of a Change of Control (as defined below) you shall become immediately and unconditionally vested in all Shares and the restrictions with respect to all of the Shares shall lapse. For purposes of this Agreement, “Change of Control” shall mean any of the following events:

(a) any person (including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) becomes, directly or indirectly, the beneficial owner of 20% or more of the shares of the Company entitled to vote for the election of directors;

(b) as a result of or in connection with any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event cease to constitute a majority of the Company’s Board of Directors; or

(c) the consummation of a transaction in which the Company ceases to be an independent publicly-owned corporation or the consummation of a sale or other disposition of all or substantially all of the assets of the Company.

5. Early Vesting; Forfeiture; Automatic Conversion to Restricted Stock Units; Deposit Shares.

(a) If you cease to be employed by the Company or an Affiliate of the Company prior to the vesting of the Shares pursuant to Section 3 or 4 hereof, your rights to all of the unvested Shares shall be immediately and irrevocably forfeited, including the right to vote such Shares and the right to receive cash dividends on such Shares as provided in Section 9(c) of this Agreement, except that:

(i) if (A) the Company or an Affiliate of the Company terminates your employment involuntarily and not for cause (as determined by the Committee administering the Plan) prior to the vesting of the Shares pursuant to Section 3 or 4 hereof, (B) your combined age and years of service with the Company or an Affiliate of the Company equal at least 70 and (C) you did not hold the title of vice president or above at the Company, GMRI, Inc. or Darden Corporation on the Grant Date, then the Shares will vest on a pro rata basis on the date of your termination of employment, based on the number of full months of employment completed from the Grant Date to the date of your termination of employment divided by the number of full months in the vesting period for any unvested Shares, and your rights to all of the unvested Shares shall be immediately and irrevocably forfeited;

(ii) if you retire on or after age 65 with five years of service with the Company or an Affiliate of the Company (“Normal Retirement”) prior to the vesting of the Shares pursuant to Section 3 or 4 hereof, you shall become immediately and unconditionally vested in all Shares and the restrictions with respect to all Shares shall lapse on the date of your Normal Retirement;

(iii) if you retire on or after age 55 with ten years of service with the Company or an Affiliate of the Company but before Normal Retirement (“Early Retirement”) and you did not hold the title of vice president or above at the

Company, GMRI, Inc. or Darden Corporation on the Grant Date, the Shares will vest on a pro rata basis on the date of your Early Retirement, based on the number of full months of employment completed from the Grant Date to the date of your Early Retirement divided by the number of full months in the vesting period for any unvested Shares, and your rights to all of the unvested Shares shall be immediately and irrevocably forfeited;

(iv) if you die prior to the vesting of the Shares pursuant to Section 3 or 4 hereof, you shall become immediately and unconditionally vested in all Shares and the restrictions with respect to all Shares shall lapse on the date of your death. No transfer by will or the applicable laws of descent and distribution of any Shares which vest by reason of your death shall be effective to bind the Company unless the Committee administering the Plan shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer; or

(v) if you become Disabled (as defined below) prior to the vesting of the Shares pursuant to Section 3 or 4 hereof, you shall become immediately and unconditionally vested in all Shares and the restrictions with respect to all Shares shall lapse on the date on which the Committee administering the Plan makes the determination that you are Disabled. For purposes of this Agreement, “Disabled” means you have a disability due to illness or injury which is expected to be permanent in nature and which prevents you from performing the material duties required by your regular occupation, all as determined by the Committee administering the Plan.

(b) If you did not hold the title of vice president or above at the Company, GMRI, Inc. or Darden Corporation on the Grant Date, and if, as determined in January of each year, you will attain the age of 55 with 10 years of service with the Company or an Affiliate of the Company during the one-year period beginning on the last business day of January of that year (the “Automatic Conversion Date”) and ending on the last business day of January of the following year, then (i) as of the Automatic Conversion Date, your rights to all of the Shares that are unvested on the Automatic Conversion Date shall be immediately and irrevocably forfeited, including the right to vote such Shares and the right to receive cash dividends on such Shares as provided in Section 9(c) of this Agreement, and (ii) you shall automatically receive, effective as of the Automatic Conversion Date, an award of restricted stock units under the Plan for that number of units equal to the number of Shares so forfeited, dated as of the Grant Date, with the same vesting schedule as provided in this Agreement and containing such other terms and conditions as are set forth in or established under the Plan.

(c) If, as determined in January of each year, you will attain the age of 65 with five years of service with the Company or an Affiliate of the Company during the one-year period beginning on the last business day of January of that year (the “Deposit Date”) and ending on the last business day of January of the following year, then you may elect to place on deposit with the Company one personally owned share of Common Stock (the “Deposit Shares”) for every two Shares that are unvested on the Deposit Date.

If you withdraw any or all of the Deposit Shares before the Shares have vested, two Shares that are unvested will be forfeited for each Deposit Share withdrawn. The Company will release to you one Deposit Share for every two Shares that vest following the Deposit Date. In lieu of physical deposit of Share certificates with the Company, the Company may accept such other form or evidence of deposit as it deems appropriate.

6. Restriction on Transfer.

Until the Shares vest pursuant to Section 3, 4 or 5 hereof, none of the Shares may be sold, assigned, transferred, pledged, attached or otherwise encumbered, and no attempt to transfer the Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Shares.

7. Financial Restatements.

This Section 7 only applies to you if at any time you were or are designated as an officer-level employee in the Company payroll system with the Peoplesoft identifier “OFC” or its equivalent. Notwithstanding the provisions of Sections 3, 4 and 5 of this Agreement, if (a) the Company is required to restate its financial statements due to fraud and (b) the Committee administering the Plan determines that you have knowingly participated in such fraud, then the Committee may, in its sole and absolute discretion, at any time within two years following such restatement, require you to, and you shall immediately upon notice of such Committee determination, return to the Company any Shares that vested under this Agreement and any distributions with respect to the vested Shares (including any cash dividends or other distributions) received by you or your personal representative and pay to the Company in cash the amount of any proceeds received by you or your personal representative from the disposition or transfer of any Shares, in each case during the period commencing two years before the beginning of the restated financial period and ending on the date of such Committee determination. In addition, all of your rights to Shares that are not vested on the date that the Committee makes such determination shall be immediately and irrevocably forfeited, including the right to vote such Shares and the right to receive cash dividends on such Shares as provided in Section 9(c) of this Agreement. Notwithstanding anything to the contrary in this Section 7, the Committee shall have the authority and discretion to make any determination regarding the specific implementation of this Section 7 with respect to you.

8. Issuance and Custody of Certificates.

(a) The Company shall cause the Shares to be issued in your name, either by book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order. If any certificate is issued, the certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares.

(b) If any certificate is issued, you shall be required to execute and deliver to the Company a stock power or stock powers relating to the Shares as a condition to the receipt of this Award of Restricted Stock.

(c) After any Shares vest pursuant to Section 3, 4 or 5 hereof, and following payment of the applicable withholding taxes pursuant to Section 10 hereof, the Company shall promptly cause such vested Shares (less any shares withheld to pay taxes), free of the restrictions and/or legend described in Section 8 hereof, to be delivered, either by book-entry registration or in the form of a certificate or certificates, registered in your name or in the names of your legal representatives, beneficiaries or heirs, as the case may be.

9. Distributions and Adjustments.

(a) If any Shares vest subsequent to any change in the number or character of the Common Stock of the Company (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or otherwise) occurring after the Grant Date, you shall then receive upon such vesting the number and type of securities or other consideration which you would have received if such Shares had vested prior to the event changing the number or character of the outstanding Common Stock.

(b) Any additional shares of Common Stock of the Company, any other securities of the Company and any other property (except for cash dividends or other cash distributions) distributed with respect to the Shares prior to the date or dates the Shares vest shall be subject to the same restrictions, terms and conditions as the Shares to which they relate and shall be promptly deposited with the Secretary of the Company or a custodian designated by the Secretary.

(c) Any cash dividends or other cash distributions payable with respect to the Shares prior to the vesting of the Shares shall be distributed to you upon the vesting of the Shares in the amount originally declared, without interest. If the Shares are forfeited prior to vesting, any accumulated cash dividends or other cash distributions payable in respect of such Shares shall also be forfeited. After the Shares vest, any subsequent cash dividends or other cash distributions payable in respect of the Shares shall be distributed to you at the same time cash dividends or other cash distributions are distributed to shareholders of the Company generally.

10. Taxes.

(a) You acknowledge that you will consult with your personal tax advisor regarding the income tax consequences of the grant of the Shares, the payment of dividends on the Shares, the vesting of the Shares and any other matters related to this Agreement. In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.

(b) In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, you may elect to satisfy any applicable tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Shares by (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company), (ii) having the Company withhold a portion of the Shares otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, or (iii) delivering to the Company shares of Common Stock having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value of such fractional Share. Your election must be made on or before the date that the amount of tax to be withheld is determined.

11. General Provisions.

(a) Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.

(b) No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company or any Affiliate of the Company. In addition, the Company or an Affiliate of the Company may at any time dismiss you from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

(c) Securities Matters. The Company shall not be required to deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(d) Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(e) Governing Law. The internal law, and not the law of conflicts, of the State of Florida will govern all questions concerning the validity, construction and effect of this Agreement.

(f) Notices. You should send all written notices regarding this Agreement or the Plan to the Company at the following address:

Darden Restaurants, Inc.

Supervisor, Stock Compensation Plans

5900 Lake Ellenor Drive

Orlando, FL 32809

(g) Award Certificate. This Restricted Stock Award Agreement is attached to and made a part of an Award Certificate and shall have no force or effect unless such Award Certificate is duly executed and delivered by the Company to you.